CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated June 28, 2024, relating to the financial statements and financial highlights of Teucrium Agricultural Strategy No K‐1 ETF and Teucrium AiLA Long‐Short Agriculture Strategy ETF, each a series of Listed Funds Trust for the year ended April 30, 2024, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
August 27, 2024